Exhibit 5.1

                    , 2011

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Ladies and Gentlemen:

We have acted as counsel to Proto Labs, Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S-1, Registration No. 333-175745 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to             shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company in connection with the offering described in the Registration Statement.

We have examined the Registration Statement and the articles of incorporation of the Company (the “Articles”). We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Shares have been duly authorized under Minnesota law and (a) when the Registration Statement becomes effective under the Securities Act, (b) when the Company’s board of directors (the “Board”) or the pricing committee thereof (the “Pricing Committee”) has approved the specific number of Shares to be sold and a specific price for the sale of the Shares, and (c) upon payment and delivery in accordance with the underwriting agreement in the form filed with the Commission as an exhibit to the Registration Statement and approved by the Board or the Pricing Committee, the Shares will be validly issued, fully paid and nonassessable under Minnesota law if (i) issued as certificated shares, when certificates representing such Shares have been duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or (ii) if issued as uncertificated shares, upon authorization thereof by action of the Board or the Pricing Committee.

We do not express any opinion herein concerning any law other than the law of the state of Minnesota.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Registration Statement becomes effective under the Securities Act, and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours,

FAEGRE & BENSON LLP

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